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                                                                    Exhibit 10.1

REVISED OFFER


November 22, 1999


Richard D. Gill, Ph.D.
937 Morris Avenue
Bryn Mawr, PA 19010


Dear Richard:

On behalf of Bob Hennessey, Chief Executive Officer, and the Board of Directors, I am pleased to confirm our revised offer of employment for the position of President and Chief Operating Officer for Genome Therapeutics Corporation, reporting directly to Bob. We hope to have you assume your new role as soon as you conclude your current commitments.

As President and Chief Operating Officer, you will have broad responsibility to lead GTC business and scientific efforts and assume overall management responsibility for all but the Human Resource function, which will continue to report to Bob with a dotted line to you.

Our job offer includes the following components:

1.   BASE SALARY: $9,038.46 biweekly, which is $235,000 per annum.

2. MANAGEMENT INCENTIVE PLAN: You will be eligible for an annual incentive of 0 - 30% of base salary based on company performance. Incentive will most likely be paid in company stock.

3. SIGNING BONUS: $15,000 cash bonus will be paid to you upon completion of 90 days employment.

4. RESTRICTED SHARES: You will be granted 20,000 restricted shares priced at the fair market value at date of acceptance. The shares will become exercisable in two (2) increments, 10,000 on your first anniversary with GTC and 10,000 at the conclusion of your second year of employment.

5. STOCK OPTIONS: You will be nominated for a non-qualified stock option award equal to 240,000 options, which will vest in equal installments over four
     (4) years. The option price will be the fair market value of GTC stock at date of acceptance. Additionally you will be granted 100,000 performance based options which also vest in equal installments over four (4) years but can immediately vest in 50% increments if the stock price closes at $8.00 and $10.00 respectively for 10 of 20 consecutive trading days. The option price for this grant will be the fair market value at date of acceptance.

6. RELOCATION: Reasonable and customary relocation expenses with receipts and temporary living allowance will be covered up to $60,000 with full tax gross up. The allowance amount commitment will expire one (1) year from date of hire.

7. BENEFITS: Eligibility to participate in our standard benefits program, which includes an initial five (5) weeks vacation. You will also be provided with Company paid executive life insurance equivalent to 3X base salary. A Company paid cellular telephone and in home computer will be provided to you.


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8.   MISC. ALLOWANCE: Annual (fiscal year) miscellaneous allowance of $4,500.

9. SALARY PROTECTION: If you are terminated from the company for reasons other than cause within two (2) years from date of hire, you will be entitled to receive up to twelve (12) months salary and benefits continuation or until such time you are re-employed, whichever occurs first. Cause is defined as:

a) Commission of any act of dishonesty or misconduct in respect of Employer or any person(s) either associated with Employer's business or with whom Employer does business.
b)   Absence from work for an extended period without permission of Employer.
c)   Consistent failure to obey directives of Employer.
d) Dissemination without Employer's approval of any confidential information obtained in the course of employment to any person not employed by Employer.
e) Failure to provide services in substantial compliance with the terms and provisions of this engagement.

1. CHANGE OF CONTROL: If, within two (2) years following a change of control of the Company by a merger or if any person or group acquires a majority of the outstanding common stock of the Company, you are terminated, or you experience a material reduction in responsibilities or compensation, you will receive salary and benefits continuation for a period of twelve (12) months. Additionally, your remaining unvested options and non-exercisable restricted shares will immediately fully vest and become exercisable.

2. BOARD SEAT: Based on your performance as determined by the Board and Bob Hennessey, over the course of six (6) months from date of hire, you will be considered for nomination to the Board. However, as President and COO, you will be a regularly invited guest to Board meetings except on matters deemed as Board only topics for discussions (i.e., your own compensation, CEO succession plan).

3. PERFORMANCE REVIEW: Your first performance and merit review will be September 2000.You and I will discuss and agree on performance objectives shortly after you commence your employment with GTC.

Our offer of employment is contingent upon completion of positive references, signing of this at will employment offer letter and acceptance of the terms and conditions set forth in the company's Intellectual Property Policy, one of which is enclosed for your review and signature. The top sheet of the IP Policy and last page of Appendix I will need to be signed. Please note your acceptance of our offer and terms by returning these signed documents to me. Once you have confirmed your start date with me, arrangements will be made for your orientation and public statement of your employment with the company.

This offer is valid until Wednesday, November 24, 1999.

Richard, Bob and the Board very much look forward to a positive response from you, and anticipate your contributions to Genome Therapeutics Corporation.

Please call me with any questions you may have regarding this offer.


Sincerely,


Joseph A. Pane
Vice President, Human Resources
Genome Therapeutics Corporation

By signing below I accept the terms and conditions of this employment offer:

________________________           __________                      ____________
Richard D. Gill, Ph.D.                Date                           Start Date